Tyson Foods’ Statement on Department of Justice Indictment in Broiler Chicken Investigation

SPRINGDALE, Ark., June 10, 2020 (GLOBE NEWSWIRE) -- Tyson Foods, Inc. (NYSE: TSN) issued the following statement today regarding the June 2, 2020, indictment by the Antitrust Division of the United States Department of Justice (DOJ) charging multiple executives of other companies in the broiler chicken industry with conspiring to restrain trade.

“Tyson Foods is committed to competing vigorously, honestly and in compliance with the letter and the spirit of the antitrust laws and respects the important role that the Department of Justice plays in enforcing these laws. On April 26, 2019, Tyson was served with a grand jury subpoena from the Antitrust Division of the DOJ concerning a criminal antitrust investigation into the broiler chicken industry. Tyson uncovered information in connection with that investigation, which we immediately self-reported to the DOJ.

Tyson took appropriate actions to address the internal issues and has been fully cooperating with the DOJ as part of its application for leniency under the DOJ’s Corporate Leniency Program. A formal grant of leniency will mean that neither the company nor any of its employees will face criminal fines, jail time or prosecution. Our swift and decisive actions demonstrate our steadfast commitment to treating suppliers, customers and partners with integrity and to fostering a free and fair competitive environment that not only benefits consumers but makes Tyson Foods better.”

About Tyson Foods
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp®, and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company has 141,000 team members. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit TYSONFOODS.COM to learn more.

Forward Looking Statements
Certain statements in this release are forward-looking, including, but not necessarily limited to, statements related to leniency and ongoing litigation. These forward-looking statements are subject to a number of factors and uncertainties that could cause our actual results and experiences to differ materially from expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. We encourage all readers to review our filings with the Securities and Exchange Commission, which are also available through our Investor Relations’ website at ir.tyson.com.

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Media Contact: Gary Mickelson, 479-290-6111
Investor Contact: Jon Kathol, 479-290-4235

Category: IR, Newsroom
Source: Tyson Foods